News Release	Corporate Communications 938 University Park Boulevard, Suite 200 Clearfield, UT 84015	Phone: 801-779-4600

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-779-4625	Phone: 801-779-4614
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Names Kelly T. Grindle as President of its Outdoor Products Segment

CLEARFIELD, Utah, December 14, 2015 – Vista Outdoor Inc. (NYSE:VSTO), a global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, has named Kelly T. Grindle as President of its Outdoor Products segment, effective January 4, 2016. David White will continue in his role, as President of the Shooting Sports segment.

As segment president, Grindle will have overall responsibility for segment-specific functions and execution and will serve as a member of Vista Outdoor’s senior management team, reporting directly to Chairman and CEO Mark DeYoung.

“Kelly is a strategic and well-respected executive in the outdoor sports and recreation industry. He is adept at building brands, delivering innovation and customer satisfaction, leading acquisition integration, and organizational development,” said DeYoung. “His experience supports Vista Outdoor’s vision to be the premier global provider of outdoor recreation products through strategic growth, innovation, and sound business execution. Kelly is results oriented, customer focused and dedicated to excellence, which aligns with our culture for success. I look forward to Kelly’s contributions, including his extensive experience in the outdoor recreation market, his consumer insights and customer relationships, as well as his ability to develop sound strategies and strong leaders within the organization.”

Grindle worked for Johnson Outdoors, Inc. for 16 years, including his latest position as Senior Group Vice President, Marine Electronics, Watercraft and Diving where he had responsibility for all functions including global sales, R&D, marketing, sourcing and operations. He began his career in 1988 with SC Johnson and Son, Inc. and held roles with increasing responsibilities in the company, including finance, global business development, venture management, mergers/acquisitions, strategic planning and operations management.

Grindle earned a Bachelor of Science degree in finance from the Kelley School of Business at Indiana University and a Master of Business Administration from Marquette University.

The Outdoor Products segment, headquartered in Overland Park, Kansas, develops, manufactures and distributes binoculars, laser rangefinders, riflescopes, trail cameras, personal hydration solutions, arrows and archery accessories, gun care products, ammunition reloading equipment and gun powder, target systems, safety and protective eyewear, fashion and sports eyewear, personal hydration solutions, ski and bike helmets, ski goggles, stand-up paddle boards and more. The segment consists of more than 30 brands including Bushnell®, CamelBak®, Primos®, Bollé®, Serengeti®, Jimmy Styks, Cébé, RCBS®, Hoppe’s®, Uncle Mike’s®, Gold Tip®, Simmons®, Weaver® and Tasco®.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provide consumers with a range of performance-driven, high-quality and innovative products in the ammunition, firearms and outdoor products categories. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 10 U.S. States, Puerto Rico, Mexico and Canada along with international sales and sourcing operations in Canada, Europe, Australia, New Zealand and Asia. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

###